Exhibit 10.17
EXECUTION COPY
December 15, 2021
David Bonderman
Dear David:
In anticipation of the initial public offering (the “IPO”) of TPG Partners, LLC (and, following its incorporation, TPG Inc., hereinafter defined as “TPG Inc.” or “PubCorp”), you, TPG Global, TPG Holdings, TPG Partner Holdings (“TPH”), TPG Partner Holdings GP, and TPG Inc. (referred to herein collectively as the “TPG Parties”) mutually desire to continue your employment and to enter into an employment agreement (this “Agreement”) upon the terms and conditions specified herein. The TPG Parties, TPG Operating Group, their Affiliates, and the successors and assigns of their Affiliates, are referred to collectively in this Agreement as “TPG” or the “TPG Entities.”
In consideration of the premises and mutual promises made, and for other good and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement (individually, a “Party,” collectively, the “Parties”) hereby agree as follows:
1. Effectiveness. This Agreement shall become effective upon the consummation of the IPO (the “Effective Date”), and the effectiveness of this Agreement is contingent upon the consummation of the IPO. In the event the IPO is not consummated, this Agreement shall be null and void with no force or effect.
2. Positions; Direct Employer; Location. Both during and after the Term (as defined below), you will be designated, with Mr. Coulter, as a “Founding Partner” or “Founder” of TPG. You will serve as a member of the board of directors of TPG Inc. (the “Board”) in accordance with, and for so long as provided in, the governing documents of TPG Inc., including its Certificate of Incorporation, Bylaws and Corporate Governance Guidelines, and the GP LLC Agreement (as defined below) (collectively, as they be amended pursuant to their terms from time to time, the “Governance Documents”). You will not be an “Active Partner” as defined under the Seventh Amended and Restated Limited Partnership Agreement to be executed in connection with the IPO in 2022 of TPH (the “TPH Agreement”). For so long as you serve as a member of the Board, you will hold the position of Non-Executive Chairman of TPG Inc. You also will be a non-voting observer on the Executive Committee. In addition, you (or an entity controlled by you) will become a member of TPG GP A, LLC (“GP LLC”) and its “Control Group” (the “Control Group”), subject to the terms of the Amended and Restated Limited Liability Company Agreement, , of GP LLC (the “GP LLC Agreement”). During the Term: (a) you will be directly employed by TPG Global or another TPG Entity (the “TPG Employer”); (b) your principal place of employment will be in Fort Worth, Texas (traveling as appropriate in connection with your duties for the TPG Entities); and (c) you will be paid as an employee of the TPG Employer in accordance with its payroll practices, and your consideration will be in respect of your governance role on ControlCo and the Board.

3. Term. The Term will commence on the Effective Date and will continue thereafter until terminated in accordance with the provisions of Sections 8 and 9.
4. Authority, Duties and Responsibilities. During the Term, you will have the duties, responsibilities, functions and authority enumerated in the Governance Documents, and will devote such business time and attention to the same as you may determine is necessary. Notwithstanding the foregoing or anything elsewhere to the contrary, you may at all times: (a) engage in charitable, religious and community activities; (b) accept and perform a number of speaking engagements; (c) manage your personal investments and affairs,; (d) engage in investment and other activities consistent with the mutual intentions of Wildcat and TPG as reflected in the email correspondence captioned “Wildcat and TPG Compliance” and as may be further documented in the agreement contemplated therein (“Permitted Investment Activities”), (e) serve on the boards of charitable and educational entities; and (f) engage in for-profit or not-for-profit activities; provided, that, in the case of each of the foregoing activities other than those described in Clause (d), your activities do not violate any of TPG’s internal rules or policies (as the same may be amended, modified or otherwise waived from time to time) or constitute a conflict of interest with respect to TPG’s activities. You will at all times during the Term comply with all applicable TPG internal policies, rules and procedures, as the same may be amended, modified or otherwise waived from time to time (including all legal and compliance policies, rules and procedures), and comply with the rules of any regulatory or self-regulatory agency or body of which any TPG Entity is a member or to which it is subject, including the rules applicable to publicly listed companies, in all cases as they may be in effect from time to time and to the extent you are subject to them (it being understood and agreed that the applicability of the policies to which you are subject will change if you cease to be an employee or director of any TPG Entity). For the avoidance of doubt, the Permitted Investment Activities shall in no event be deemed to violate TPG’s rules or policies or constitute a conflict of interest with respect to TPG’s activities.
5. Director Fee and Other Compensation. So long as you serve as a member of the Board, you will be paid a director fee at the annual rate of $300,000 (your “Director Fee”), which will be treated as wages from employment for tax purposes and will be paid by the TPG Employer in accordance with its customary payroll practices. During the Term, (i) it is not anticipated that you will regularly receive incentive compensation, but you will be eligible to receive such compensation from the carry pool should your contributions to the business of TPG warrant it in TPG’s sole discretion, but (ii) you will not be eligible to be granted awards under TPG Inc.’s 2021 Omnibus Equity Incentive Plan. You and your ownership interests in TPH will be subject to the terms of the TPH Agreement.
6. Performance Allocations. During the Term, you will be eligible to receive investment-specific performance fees on platforms based on your active and direct participation in such investments which shall be fully vested when issued. Your existing rights to receive performance allocations or promote shall remain subject to their terms, but shall not include the 20% cutback which shall not apply to you.

7. Benefits; Expense Reimbursement. During the Term, TPG will provide you with coverage under its employee benefit programs, plans and practices (commensurate with your position and to the extent permitted under the applicable program, plan or practice) in accordance with the terms thereof as in effect from time to time and which TPG generally makes available to its other senior executives, including rights to co-invest in TPG funds consistent with TPG’s co-invest policy on a similar basis as senior partners (the “Co-Invest” Program”). You are entitled to reimbursement for all reasonable expenses for travel, lodging, entertainment, and other business expenses at a “first class” level. TPG will provide you with access to, or reimburse you for the cost of, private aircraft for business travel in accordance with and subject to the limitations of TPG’s policies for the use of private aircraft.
8. Termination. The Term, and your employment with TPG, will terminate simultaneously with, but only upon the occurrence of, you (or an entity controlled by you) ceasing to be a member of TPG GP A, LLC (“GP LLC”) as the result of your removal as a member in accordance with the Amended and Restated Limited Liability Company Agreement of GP LLC (the “GP LLC Agreement”). If you thereafter remain as a member of the Board, you will be compensated for your services as a director as if you were an independent director.
9. Payments, Benefits and Obligations upon Termination.
(a) Accrued Amounts. Upon any termination of the Term and your employment with TPG, you shall be entitled to the following (the “Accrued Amounts”):
(i) the balance of any Director Fees (at the rate in effect as of the date of termination) earned but not paid to you for the period ending on the date of your (the “Termination Date”), which Director Fees shall be paid to you no later than fifteen (15) days following the Termination Date;
(ii) any discretionary compensation payable to you for a completed fiscal year but not yet paid to you;
(iii) retention of all vested units in TPH (“TPH Units”), promote and rights to performance allocations, none of which shall be subject to the 20% cutback; and
(iv) other accrued but unpaid amounts owing to you (including unreimbursed expenses) and vested benefits under TPG’s benefit plans in which you participate.
(b) Post-Separation Benefits. If the Term and your employment with TPG are terminated as a consequence of the removal of you (or an entity controlled by you) as a member of GP LLC other than (x) by GP LLC for Cause or Competition (as such terms are defined in the GP LLC Agreement as modified in Section 10 below) or (y) by reason of your death, then, subject to your satisfaction of the Release Condition (as defined below) and compliance with the Restrictive Covenants (as defined in Section 10), you will be entitled to the following benefits, in addition to the Accrued Amounts:

(i) continued vesting of unvested TPH Units, rights to performance allocations or promote and, in the case of rights to performance allocations or promote whether granted prior to or after the Effective Date, none of which shall be subject to the 20% cutback;
(ii) continued right to participate in the Co-Invest Program (with such limitations as necessary or advisable for tax, regulatory, other legal, commercial or accounting reasons);
(iii) healthcare insurance benefits (including medical, dental and vision insurance, AD&D insurance, life insurance and any other health insurance coverage) at the same level as those provided to you immediately prior to the Termination Date (or such greater level as is provided to other senior partners of TPG from time to time after the Termination Date) for you and your wife for the remainder of your respective natural lives;
(iv) continued right to indemnification, D&O, and insurance coverage that will apply for acts or omissions during your tenure at TPG;
(v) use of the “Partner Emeritus” and “Founder” titles;
(vi) reasonable internet and technical support through the fifth anniversary of date of termination;
(vii) reasonable support of one executive assistant through the fifth anniversary of your date of termination, including payment or reimbursement of her compensation at the rate she is currently being paid;
(viii) through the fifth anniversary of the date of termination, TPG will, at its cost, permit you and your executive assistant continue to use your offices at TPG’s Fort Worth headquarters and provide reasonable administrative support;
(ix) reasonable administrative and technical support to establish a personal office space through the fifth anniversary of your date of termination; and
(x) reimbursement for reasonable legal fees for negotiating any separation agreement with you.
(c) Termination Due to Death. If the Term and your employment with TPG are terminated due to your death, your estate (or your designated beneficiaries) shall be entitled to: (i) the Accrued Amounts, (ii) accelerated vesting of any unvested portion of TPH Units, rights to performance allocations and promote and (iii) continued access to the Co-Invest Program. In addition, your surviving spouse, if any will continue to receive health benefits described in Section 9(b)(iii) for her life. Notwithstanding the foregoing and Section 9(b)(ii), in the event of your death, whether resulting in termination of the Term or occurring after the Term has ended, access to the Co-Invest Program (w) shall apply only for five (5) years following your death, (x) may only be exercised by your estate, your direct lineal descendants and/or any investment vehicle established by and primarily for the benefit of such descendants, (y) shall be capped at an allocation of 0.5% of the aggregate commitments made to any TPG Fund, and (z) shall be subject to the terms then applicable to senior Active Partners (with such limitations as necessary or advisable for tax, regulatory, other legal, commercial or accounting reasons).

(d) Termination for Cause; Violation of Restrictive Covenants. If the Term and your employment with TPG are terminated as a result of your removal as a member of GP LLC for Cause or Competition, you will be entitled only to the Accrued Amounts and the continued health benefits described in Section 9(b)(iii) for you and your spouse for life.
(e) No Mitigation; No Offset. Upon any termination of the Term and your employment with TPG, you shall be under no obligation to seek other employment or otherwise mitigate the obligations of any of the TPG Entities, and there shall be no offset against amounts or benefits due to you under this Agreement or otherwise on account of any remuneration or other benefit earned or received by you by a third party after such termination. Any amounts due under this Section 9 are considered to be reasonable by the Parties and not in the nature of a penalty.
(f) Resignation from Office. Promptly upon any termination of the Term and your employment with TPG in accordance with this Agreement, you will, upon request of the TPG Parties, resign from any positions, duties or authorities (including any board memberships) that you hold by virtue of this Agreement or your provision of services to any of the TPG Entities.
(g) Release Condition. You shall be entitled to the benefits provided under Section 9(b) only if you execute and deliver to the TPG Parties within 40 days following the Termination Date TPG’s standard form of Mutual Release and thereafter you do not revoke the Mutual Release (the “Release Condition”). Notwithstanding the foregoing, the Mutual Release will become null and void if not countersigned by the TPG Parties, and returned to you, within fifteen days after it is received by the TPG Parties, although the Release Condition will nevertheless be deemed to have been satisfied by you.
10. Confidentiality Obligations and Restrictive Covenants11. . From and after the Effective Date, you will (subject to the provisions of this Section 10) be bound by the provisions of the restrictive covenants set forth in Article IX of the TPH Agreement and shall be subject to the consequences of engaging in Competition under the GP LLC Agreement (the “Restrictive Covenants”). Notwithstanding anything in this Agreement or elsewhere to the contrary, nothing in this Section 10, the TPH Agreement or any other TPG Arrangement shall (a) restrict you from soliciting for hire, or hiring, any individual who has served as your secretary or other personal assistant, (b) prohibit you from engaging in Permitted Investment Activities or any other activities specified in the last sentence of this Section 10, (c) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (d) require notification or prior approval by TPG Employer or any other TPG Entity of any reporting described in provision (b); provided, that you are not authorized to disclose communications with counsel to TPG that were made for the purpose of receiving legal advice or that contain legal advice in connection with matters relating to TPG or that are protected by the attorney work product or similar privilege relating to TPG.
For purposes of this Agreement, “TPG Arrangement” shall mean, as the context requires, the applicable written plan, program, arrangement, corporate governance document, or other arrangement of any TPG Entity to which you are a party or to which you are subject. In addition, the Parties agree that for purposes of this Agreement, the GP LLC Agreement, the TPH Agreement or any other TPG arrangement, (i) “Competition” shall not include (x) the activities of Wildcat or (y) the activities of the Bonderman Family Limited Partnership (“BFLP”) that have been approved by TPG Compliance or otherwise permitted pursuant to any agreement between TPG and Wildcat, including, without limitation, the activities of any third-party managed vehicles in which BFLP invests and (ii) such activities shall not constitute a conflict of interest with respect to TPG’s activities or result in you being deemed to be Competitor (as defined in the GP LLC Agreement).
12. Reimbursement of Legal Fees. As soon as reasonably practicable following delivery to TPG of reasonable supporting documentation, TPG will directly pay your legal fees or charges incurred in connection with the negotiation, documentation and implementation of this Agreement and the arrangements described in it, provided that such fees are reasonably incurred. For the avoidance of doubt, you will not be entitled to any gross-up or other additional payment in connection with such legal fee reimbursement.
13. Indemnification.
(a) If you are made a party, or threatened to be made a party, or reasonably anticipate being made a party, to any Proceeding by reason of the fact that you are or were a director, officer, member, employee, agent, manager, trustee, consultant or representative of any TPG Entity or are or were serving at the request of any TPG Entity, or in connection with your service for any TPG Entity, as a director, officer, member, employee, agent, manager, trustee, consultant or representative of another person or entity, or if any claim is made, is threatened to be made, or is reasonably anticipated to be made, that arises out of or relates to your service in any of the foregoing capacities, then you shall promptly be indemnified and held harmless to the fullest extent permitted or authorized in any applicable TPG Governing Document or other agreement, or if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ and other professional fees and charges, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement, in each case to the extent permitted by law) incurred or suffered by you in connection therewith or in connection with seeking to enforce your rights under this Section 13(a), and such indemnification shall continue even if you have ceased to be a director, officer, member, employee, agent, manager, trustee, consultant or representative of any TPG Entity and shall inure to the benefit of your heirs, executors and administrators. You shall be entitled to prompt advancement of any and all costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) you reasonably incur in connection with any such proceeding or claim, or in connection with seeking to enforce your rights under this Section 13(a), any such advancement to be made within 15 days after you give written notice, supported by reasonable documentation, requesting such advancement to the TPG Parties. Such notice shall include an undertaking by you to promptly repay the amount advanced if you are ultimately determined not to be entitled to indemnification against such costs and expenses. Nothing in this Agreement shall operate to limit or extinguish any right to indemnification, advancement of expenses, or contribution that you would otherwise have (including, without limitation, by the Reorganization Agreement or any other agreement or under applicable law). “Reorganization Agreement” shall mean that certain Reorganization Agreement dated as of December 31, 2021 by and among TPG Holdings I, L.P., TPG Holdings II, L.P., TPG Holdings III, L.P., TPG Group Holdings (SBS) Advisors, Inc., TPG Group Holdings (SBS) Advisors, LLC, TPG Partner Holdings Advisors, Inc., TPG Group Advisors (Cayman), LLC, TPG Partner Holdings GP, David Bonderman, James Coulter, Jon Winkelried, and GP LLC.

(b) A directors’ and officers’ liability insurance policy (or policies) providing coverage to you that is commensurate with the coverage provided to other senior leaders shall be kept in place during the Term and your employment with TPG and thereafter until the 7th anniversary of the date on which the Notice of Termination is delivered.
14. Tax Matters.
(a) Any TPG Entity may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that are required to be withheld pursuant to any applicable law or regulation (it is understood that you will be responsible for payment of all taxes in respect of the payments and benefits provided to you, except to the extent withheld pursuant to this Section 14). This Agreement and the payments and benefits provided under it are intended to be exempt from or comply with (so as to avoid the imposition of any “additional tax”) Sections 409A and 457A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and operated accordingly. Notwithstanding anything herein to the contrary, if at the time of your separation from service, as determined under Section 409A of the Code, the TPG Parties have determined that you are a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such separation is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the TPG Parties will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day after your separation from service (or the earliest date as is permitted under Section 409A of the Code). If payments under this Agreement are deferred to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified herein without interest. In no event shall any TPG Entity be liable for the payment of, or gross up in connection with, any taxes and or penalties owed by you pursuant to Section 409A or 457A of the Code or any other similar state or local laws. For purposes of Section 409A of the Code, the right to a series of installment payments under any TPG Arrangement shall be treated as a right to a series of separate payments, and references herein to your “termination of employment” shall refer to your separation from service within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to any TPG Arrangement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. In no event shall you be obligated to provide services for any TPG Entity after your termination of employment with TPG that are inconsistent with your having had a “separation from service” from all TPG Entities on or before the date of your termination of employment with TPG.

(b) If any payment or benefit you will or may receive from TPG under this Agreement or otherwise (a “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then each such 280G Payment (collectively, the “Payments”) shall be reduced to the extent necessary for the Payments to equal, in the aggregate, the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payments that would result in no Excise Tax on the Payments (after reduction), or (2) the total Payments, whichever amount (i.e., the amount determined by clause (1) or by clause (2)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If a reduction in the Payments is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (1) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(c) Notwithstanding any provision of Section 14(b) to the contrary, if the Reduction Method or the Pro Rata Reduction Method would cause any portion of the Payments to be subject to taxes pursuant to Section 409A, and any state law of similar effect that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Code Section 409A, after considering the following: (x) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (y) as a second priority, Payments that are contingent on future events shall be reduced (or eliminated) before Payments that are not contingent on future events; and (z) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(d) It is possible that after the determinations and selections under Section 14(b) and (c) are made, you will receive Total Payments that are, in the aggregate, either more or less than the amount provided under Section 14(b) (hereafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established, pursuant to a final determination of an arbitrator, court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment, and you shall promptly repay the Excess Payment to TPG, together with interest on the Excess Payment at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. In the event that it is determined by an arbitrator, court or the Auditor upon request by any of the parties, that an Underpayment has occurred, TPG shall promptly pay an amount equal to the Underpayment to you, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you had the provisions of Section 14(b) not been applied until the date of payment.

(e) TPG shall appoint a nationally recognized accounting firm, law firm or consultancy to make the determinations required by this Section 14 and shall, to the extent consistent with Section 280G of the Code, all reductions to the value of payments that might otherwise qualify as a “parachute payments” under such Section (including the value of noncompetition restrictions and reasonable compensation for pre-and post-change in control services). TPG shall bear all expenses with respect to the determinations by such accounting firm, law firm or consultancy required to be made hereunder.
15. Arbitration.
(a) Any dispute, controversy or claim between you (or any of your beneficiaries or transferees) and any TPG Entity that arises out of, or relates to, this Agreement, any other TPG agreement, your services for any TPG Entity or any termination of your services for any TPG Entity (a “Covered Claim”) shall, except to the extent otherwise provided in Section 13(b) or 13(c) with respect to certain claims for provisional or injunctive relief, be settled exclusively by de novo arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (the “AAA Rules”) and this Section 15 by a panel of three arbitrators (the “Arbitral Tribunal”) and carried out in Tarrant County, Texas. The Arbitral Tribunal shall authorize the parties to any arbitration to conduct a reasonable amount of discovery, including (without limitation) depositions to the extent that the Arbitral Tribunal deems appropriate. Notwithstanding anything to the contrary in this Agreement or elsewhere, the arbitration provisions set forth in this Section 15, and any arbitration conducted thereunder, shall be governed exclusively by the Federal Arbitration Act, Title 9, United States Code and the AAA Rules, to the exclusion of any state or municipal law of arbitration. Except as set forth in Section 15(f), the parties involved in any arbitration hereunder will bear their own fees and expenses and share equally all costs of such arbitration, provided that the Arbitral Tribunal may award costs to the party prevailing on a majority of the claims from an economic perspective.
(b) By agreeing to arbitration, the Parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration, and a request for such provisional remedies by any person to a court shall not be deemed a waiver of this agreement to arbitrate. The Arbitral Tribunal shall have the authority to grant provisional remedies, including, without limitation, injunctive relief, to the extent permitted under applicable law.
(c) Except as may be required by applicable law or court order, the Parties agree that they, and their affiliates, will maintain confidentiality as to all aspects of any arbitration or court proceeding under this Section 15, including its existence and results, except that nothing herein shall prevent any person from disclosing information regarding the arbitration for purposes of enforcing the award or in any court proceeding involving the parties. The Parties further agree to use their best reasonable efforts to obtain the agreement of any Arbitral Tribunal or court, as applicable, to preserve the confidentiality of any proceedings before it.
(d) Any award rendered by an Arbitral Tribunal shall be final and binding on the parties to the arbitration. Judgment on any award may be entered in any court of competent jurisdiction. The Parties hereto waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of such award by, any court.

(e) Notwithstanding anything in this Section 15 to the contrary, the TPG Entities shall each, as applicable, be entitled to injunctive relief from any court of competent jurisdiction for any violation of the restrictions and obligations imposed under Section 10.
(f) In respect of any Covered Claims that are brought within twelve months following the Termination Date, promptly following (but not later than fifteen business days after) receiving appropriate supporting documentation, the TPG Parties shall directly pay (or reimburse you or your beneficiaries or transferees, as applicable, for) any professional fees or other charges incurred by you or your beneficiaries or transferees in connection with a Covered Claim or Covered Claims, subject to repayment by you or your beneficiaries or transferees, as the case may be, promptly following (but not later than fifteen days after) any final determination by a court, company, arbitration, or arbitral panel that you or your beneficiaries or transferees, as the case may be, have not substantially prevailed (as determined based on the economic value of the Covered Claim or Covered Claims) with respect to a majority of Covered Claims.
16. Representations.
(a) You represent and warrant that as of the Effective Date: (a) neither the execution and delivery of this Agreement nor the performance of your duties under it violates or will violate the provisions of any other written agreement to which you are a party or by which you are bound or become bound, and (b) there are no written agreements by which you are bound that would prevent you from performing your duties hereunder.
(b) The TPG Parties each represent and warrant that as of the Effective Date: (i) it is fully authorized by action of any person or body whose action is required to enter into this Agreement and to perform the obligations set forth in it; (ii) the execution, delivery and performance of this Agreement by it will not violate any applicable law, regulation, order, judgment or decree or any TPG Arrangement; and (iii) upon the execution and delivery of this Agreement by each of the TPG Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
17. Assignability; Binding Nature.
(a) This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in your case) and assigns, including any successor entities to TPG Partners, LLC.
(b) No rights or obligations of any TPG Party under this Agreement may be assigned or transferred by such TPG Party (each a “Transferor”) except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Transferor is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Transferor; provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Transferor and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Transferor as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Transferor shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Transferor hereunder.

(c) None of your rights or obligations under this Agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or by operation of law, except to the extent otherwise provided in Section 18(d).
18. Miscellaneous.
(a) Entire Agreement. Subject to the terms of Section 1, this Agreement (together with the other documents expressly referenced herein) incorporates the Parties’ entire understanding with respect to its subject matter, and supersedes all prior agreements between the Parties with respect to its subject matter. This Agreement, when entered into, shall contain the entire understanding and agreement among the Parties concerning the subject matter hereof and supersedes in its entirety, as of the Effective Date.
(b) Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is set forth in a writing that expressly refers to the provision of this Agreement that is being amended and that is signed by you and by an authorized (or apparently authorized) representative of each TPG Party. No waiver by any Party of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any prior or subsequent time. To be effective, any waiver must be set forth in a writing signed by the waiving Party and must specifically refer to the condition(s) or provision(s) of this Agreement being waived.
(c) Headings. The headings of the sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
(d) Beneficiaries/References. You shall be entitled, to the extent permitted under applicable law and any applicable TPG agreement or plan, to select and change a beneficiary or beneficiaries to receive any compensation or benefit under any TPG Arrangement following your death by giving written notice thereof to the TPG Parties. In the event of your death or a judicial determination of your incompetence, references in this Agreement to you shall be deemed, where appropriate, to refer to your beneficiar(ies), transferee(s), heir(s), estate, executor(s), or other legal representative(s).
(e) Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Term.
(f) Joint and Several Obligations. All obligations of the TPG Parties under this Agreement shall, except as otherwise expressly provided in this Agreement, be joint and several.

19. Notice. Any notice, consent, demand, request, or other communication given to a person in connection with this Agreement shall be in writing and shall be deemed to have been given to such person (a) when delivered personally to such person or (b), provided that a written acknowledgment of receipt is obtained, five days after being sent by prepaid certified or registered mail, or two days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such person (or to such other address as such person shall have specified by ten days’ advance notice given in accordance with this Section 19), or (c) on the date sent, if successfully sent by electronic mail during normal business hours of the recipient (and if not sent during normal business hours, the following Business Day), or (d), in the case of the TPG Entities only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten days’ advance notice given in accordance with this Section 19), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 19.
If to a TPG Party:
TPG Partner Holdings, L.P.
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attn: General Counsel
Facsimile: (817) 871-4001
in each case, with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attn: John J. Cannon III
Gillian Emmett Moldowan
jcannon@shearman.com
gillian.moldowan@shearman.com
If to you:    The address of your principal residence as it appears in TPG’s records, with a copy to you (during the Term) at your office in Fort Worth, and a copy to:
Fried Frank
One New York Plaza
New York, NY 10004
Attn: Donald P. Carleen
Kenneth I. Rosh
donald.carleen@friedfrank.com
kenneth.rosh@friedfrank.com
20. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof.

21. Construction. The Parties each acknowledge and agree that it has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to the Parties, and not in favor or against any Party. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes,” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.
22. Severability. If any provision of this Agreement shall be determined by a court or arbitrator to be invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby, shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law.
23. Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be deemed effective for all purposes.
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Please indicate your agreement with the terms and conditions of employment contained in this Agreement by signing in the space indicated below. Please keep a copy of this Agreement and return the original to my attention.
{SIGNATURE PAGE FOLLOWS}

Yours very truly,

TPG GLOBAL, LLC

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG HOLDINGS, L.P.

By: TPG Group Advisors (Cayman), Inc., its general partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG PARTNER HOLDINGS, L.P.

By: TPG Group Advisors (Cayman), Inc., its general partner

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG GROUP ADVISORS (CAYMAN), INC., in its capacity as General Partner of TPG Partner Holdings, L.P.

By:	/s/ Michael LaGatta
Name: Michael LaGatta
Title: Vice President

TPG PARTNERS, LLC (on its own behalf and on behalf of its anticipated successor, TPG Inc.)

By:	/s/ Bradford Berenson
Name: Bradford Berenson
Title: General Counsel

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I agree to the terms and conditions set forth in this Agreement.

/s/ David Bonderman
David Bonderman

[Signature Page to Employment Agreement – David Bonderman]